News Release

FOR IMMEDIATE RELEASE
Contact: Ronald Trahan, APR, Ronald Trahan Associates Inc., 781-762-9782, x18

Grant Life Sciences announces new CFO, Donald Rutherford,
to replace John Wilson, who will retire on March 31, 2005

RALEIGH, N.C., Feb. 25, 2005—Grant Life Sciences Inc. (OTC Bulletin Board: GLIF) announced today that John Wilson, the Company’s chief financial officer, will retire after March 31, 2005. His replacement will be Donald W. Rutherford, who is now working with Mr. Wilson to ensure a smooth transition for the Company.

Mr. Rutherford is a CFO Partner with Tatum Partners in their Orange County, California, office. His extensive experience of more than 35 years encompasses a variety of industries, in companies ranging from start-ups to public and multi-national corporations. He has worked with rapid growth companies, turnarounds, restructurings, IPOs, acquisitions and dispositions, and has extensive international experience. In addition, Mr. Rutherford has expertise in the management of SEC-related internal and shareholder reporting, computer systems, operational and strategic planning, human resources, legal, order administration and contracts, and facilities.

“While we regret that John Wilson has decided to retire, we certainly recognize his important accomplishments in helping position Grant Life Sciences for success,” said Stan Yakatan, president and CEO. “We also greatly appreciate John’s willingness to remain with us through March, in order to help Don Rutherford get comfortable in his new position as CFO. No doubt, Don brings enormous experience to our Company,” added Yakatan, “at a time when Grant Life Sciences is poised to grow quickly.”

At Tatum Partners, Mr. Rutherford has served as Chief Administrative Officer for a $100 million manufacturer and direct marketer of promotional products; as CFO for a public technology company; as CFO of a public medical device company; and as interim CFO of a public technology development company. Most recently he has been acting CFO of a public natural resources company.

Mr. Rutherford started his career with Coopers and Lybrand in its Toronto audit practice and subsequently worked in the firm’s management consulting practice, undertaking client assignments in a variety of industries. His consulting career included living in the UK, where he undertook assignments in the UK and Europe.

Mr. Rutherford holds a BASc in Industrial Engineering from the University of Toronto and is a Chartered Accountant, a member in the Institute of Chartered Accountants of Ontario.

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About Grant Life Sciences Inc.
Grant Life Sciences Inc. develops products to improve the efficiency of detecting and diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of–care test. The diagnostic assay being developed by the Company has initial clinical validation indicating superior sensitivity and specificity in detecting cervical cancer and its precursors, a disease that kills in excess of 300,000 women annually. Currently there are more than 120 million cervical screening tests administered annually in the U.S. and Europe. More than 120 million eligible women 20+ years old in developed nations still do not get Pap smears, and globally more than 1.7 billion over the age of 20 have never been checked due to cultural, religious or economic reasons. Further information is available at: www.grantlifesciences.com.

Forward-Looking Safe Harbor Statement:
This press release contains certain forward-looking statements regarding the Company’s emerging HPV detection and diagnostic technologies; the scope of said patent protection as a result thereof, including statements concerning the impact of the official communication received from the Patent Examiner in the U.S. Patent and Trademark Office, acting as the International Preliminary Examining Authority on behalf of the World Intellectual Property Organization; and the outcome as to the ultimate patentability of its exclusively licensed technologies. At the present time, Grant Life Sciences has an exclusive license to one U.S. patent for this technology, and there is no guarantee that others patents, both domestic and foreign, will in fact issue. Grant Life Sciences believes in a favorable outcome of the present pending international patent application in view of this official communication. These statements are subject to risks and uncertainties associated with continued patent prosecution, including the risk that subsequent patent-issuance may not be successful, as well as other risks which have been detailed from time to time in the Company’s SEC filings, including its 2003 Annual Report on Form 10-KSB filed April 13, 2004, and its 2004 Quarterly Reports on Form 10-QSB filed on May 12, 2004, August 16, 2004, and November 19, 2004.

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